November 15, 1995




The Gabelli Money Market Funds
One Corporate Center
Rye, NY 10580

Ladies and Gentlemen:

The Gabelli Money Market Funds, a Delaware business trust (the "Trust"), is filing with the Securities and Exchange Commission a Rule 24f-2 notice containing the information specified in paragraph
(b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). We understand that the Trust has previously filed a registration statement on N-1A under the Securities Act of 1933 (File No. 33-48220), adopting the declaration authorized by paragraph
(a)(1) of the Rule to the effect that an indefinite number of shares of beneficial interest of the Trust (the "Shares") was being registered by such registration statement. The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of Shares sold by the Trust during the fiscal year ended September 30, 1995 in reliance upon the Rule (the "Rule 24f-2 Shares").

We have examined a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated November 14, 1995 and copies, either certified or otherwise proved to our satisfaction to be genuine, of the Trust's Agreement and Declaration of Trust and By-laws, each as now in effect, and other documents relating to the organization and operation of the Trust relevant to this opinion. We have also reviewed the form of the Rule 24f-2 Notice being filed by the Trust.

The Trust has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust current at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940.


Based upon the foregoing, it is our opinion that:

1.	The Trust has been duly organized and is legally existing under the laws of the State of Delaware.

2.	The Trust is authorized to issue an unlimited number of Shares.

3.	The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Trust, and to the filing of this opinion under the securities laws of any state.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion expressed herein involves the law of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that state, and where applicable, published cases, rules or regulations of regulatory bodies of that state.

Very truly yours,

/s/ Willkie Farr & Gallagher








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The Gabelli Money Market Funds
November 15, 1995
Page 2



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